Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Forum Real Estate Income Fund (formerly, Forum CRE Income Fund) of our report dated March 1, 2022, with respect to the financial statements and financial highlights of Forum CRE Income Fund, which appears in the December 31, 2021 Annual Report to Shareholders filed with the SEC on Form N-CSR on March 10, 2022. We also consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in such Registration Statement.

/s/ CohnReznick LLP

Chicago, Illinois

September 13, 2022